Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rexair LLC Retirement Savings and Investment Plan of Newell Brands Inc. (formerly Newell Rubbermaid Inc.) of our report dated February 29, 2016, with respect to the consolidated financial statements and schedule as of December 31, 2015 and the years ended December 31, 2015 and 2014 of Newell Brands Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 1, 2017